Exhibit 2.1

                    RESTATED CAPITAL STOCK EXCHANGE AGREEMENT

      THIS RESTATED AGREEMENT is made as of this 21st day of April, 2005, by and among UNITED DIAGNOSTIC, INC., a Delaware corporation ("Parent"), SPO Medical Equipment Ltd., an Israeli company ("Sub"), and the persons and entities whose names, addresses and signatures are set forth on the Signature Pages to this Agreement (the "Shareholders" and collectively with Parent and Sub, the "Parties"). Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

      WHEREAS, the Parties entered into a Capital Stock Exchange Agreement effective as of February 28, 2005 (the "First Agreement") and wish to restate the terms in accordance with this Agreement;

      WHEREAS, Parent currently has (a) 50 million shares of Common Stock, par value $.01 per share ("Parent Common Stock") authorized, of which 659,709 shares are outstanding as of the date hereof (on a fully diluted basis) and (b) 2 million shares of Preferred Stock, par value $.01 per share ("Parent Preferred Stock") authorized, of which no shares are outstanding as of the date hereof; the issued and outstanding shares of Parent Common Stock collectively represent all of Parent's issued and outstanding capital stock (the "Parent Stock"); and

      WHEREAS, Sub currently has thirty million shares of NIS1 par value per share of ordinary shares ("Sub Common Stock") authorized, of which 3,210,032 shares are outstanding as of the date hereof (on a fully diluted basis); the issued and outstanding shares of Sub Common Stock represent all of Sub's issued and outstanding capital stock (the "Sub Stock"); and

      WHEREAS, as of the date hereof the Shareholders own the number of shares of Sub Common Stock set forth opposite their name on the Signature pages to this Agreement and are the only holders of Sub Stock; and

      WHEREAS, Parent, Sub and the Shareholders believe that it is desirable and in their mutual best interests that Parent acquire 100% of the issued and outstanding Sub Stock for a consideration consisting of 5,937,381 shares of Parent Common Stock (including shares underlying fully vested penny option to acquire 168,275 shares of Parent to be issued to Israel Sarrusi forthwith subsequent to Closing) acquired upon the other terms and conditions set forth herein, which upon consummation of such exchange would make Sub a wholly owned subsidiary of Parent; and

      WHEREAS, it the intention of the Parties that: (i) Parent shall acquire 100% of the Sub Common Stock in exchange solely for the amount of Parent Common Stock set forth herein; (ii) said exchange of shares shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code; and (iii) said exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the "1933 Act"), and under the applicable securities laws of the states or jurisdictions where the Shareholders reside;

      NOW, THEREFORE, in consideration of the foregoing and the following mutual covenants and agreements the "Parties agree as follows:

A.    RESTATEMENT

It is hereby agreed that the rights and obligations of the Parties in the First Agreement shall continue and henceforth be governed solely by the terms and conditions contained in this Agreement.

                                    ARTICLE I

                                 THE TRANSACTION

1.1 The Transaction. On the Closing Date, and at the Closing Time, as defined herein, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement the Shareholders shall exchange each of their shares of Sub Common Stock with Parent for newly issued treasury shares of Parent Common Stock in the amount listed beside each Shareholders name on the Signature pages (5,937,381 in the aggregate including options to acquire such shares). The events set forth in this foregoing Section 1.1 shall be referred to herein as the "Transaction").

1.2 Exchange of the Sub Common Stock. Subject to the terms of this Agreement and in reliance on the representations and warranties of Parent, the Shareholders shall exchange, sell, assign, and transfer to Parent at the closing of this Agreement (the "Closing"), free and clear of all liens and encumbrances, and Parent, subject to the terms of the Agreement and upon the basis of the covenants, warranties and representations of Sub and the Shareholders set forth herein, shall accept from the Shareholders at the Closing, all shares of the Sub Common Stock issued and outstanding as of the Closing.

1.3 Consideration. Subject to the terms of this Agreement and in reliance on the representations and warranties of Sub and the Shareholders, Parent shall deliver to the Shareholders, at the Closing, the Parent Common Stock to which the Shareholders are entitled under this Agreement (the "Consideration"), free and clear of all liens and encumbrances, which the Shareholders shall accept based upon the covenants, warranties and representations of Parent set forth herein. The Consideration shall be distributed among the Shareholders in accordance with the Signature Pages to this Agreement.

1.4 Tax  Treatment.  The  exchange  described  herein is intended to comply with
Section 368(a)(1)(B) of the Code, and all applicable regulations thereunder. In order to ensure compliance with said provisions, the Parties agree to take whatever steps may be necessary, including, but not limited to, the amendment of this Agreement.

1.5 At Closing Michael Braunold, Pauline Dorfman and Sidney Braun shall be appointed to the board of directors of Parent and at or before the Closing Marvin Feigenbaum ("Feigenbaum")shall resign as a board member of Parent. Subsequent to closing the board shall consist of three members.

1.6 Closing. The Closing hereunder shall take place at the offices of Parent or at such other place as the Parties may agree upon, no later than April 30, 2005, on a date to be set by the Parties. The date and time on which the closing occurs shall be the Closing Date and Closing Time, respectively.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF PARENT

      Where a representation contained in this Agreement is qualified by the phrase "to the best of a party's knowledge" (or words of similar import), such expression means that, after having conducted a reasonable due diligence review, the Party believes the statement to be true, accurate, and complete in all material respects. Except as otherwise indicated in the Schedules annexed hereto (which Schedules shall be arranged in paragraphs corresponding to the numbered and letter paragraphs contained herein and which have been previously provided to Sub and the Shareholders) or in the Parent's SEC Documents (as defined in
Section 3.15 below), Parent represents and warrants to Sub and the Shareholders, as follows:

 2.1 Due Authorization. This Agreement has been duly and validly executed and delivered by Parent and, to the extent necessary, the stockholders of Parent, and constitutes a valid and binding Agreement of Parent enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to or affecting creditors generally. Parent has all requisite corporate power and authority to enter into this Agreement and to carry out the Transaction, and its doing so has been duly and sufficiently authorized by its Board of Directors.

2.2 Absence of Breach; No Consents. The execution, delivery, and performance of this Agreement, and the performance by Parent of its obligations hereunder, do not, nor will with the giving of notice or passage of time or both, conflict with, result in termination of, contravene, constitute a default under, give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, result in the creation of any lien or loss of any rights, or result in a material breach of, or default under, any material indenture, loan, credit agreement, mortgage, deed of trust, note, bond, franchise, lease, contract or any other agreement or instrument binding upon Parent or a Subsidiary, or to which Parent or a Subsidiary is subject.

2.3   Valid Issuance of Stock.

      2.3.1 The Consideration, when issued as provided in this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

      2.3.2 Based in part on the  representations  made by the  Shareholders  in
Article 3 hereof, the offer and sale of the Consideration solely to the Shareholders in accordance with this Agreement will be exempt from the registration and prospectus delivery requirements of the 1933 Act.

2.4 Disclosure. To the best of Parent's knowledge, no representation, warranty or statement by Parent in this Agreement, or in any exhibit, schedule, statement or certificate furnished to Sub or the Shareholders pursuant to this Agreement, when read as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

2.5 Options or Warrants. There are no existing options, warrants, calls, or commitments of the Parent of any character relating to the authorized and unissued Parent stock.

2.6 Title and Related Matters. To the best of Parent's knowledge, no third party has any right to, and the Parent has not received any notice of infringement of or conflict with asserted rights of others with respect to the Parent or any material portion of its current properties, assets, or rights.

2.7 Litigation and Proceedings. To the best of Parent's knowledge, there are no actions, suits, or proceedings pending or threatened by or against the Parent or affecting the Parent or its properties.

2.8 Compliance With Laws and Regulations. To the best of its knowledge the Parent has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of the Parent or except to the extent that noncompliance would not result in the occurrence of any material liability for the Parent.

2.9 Contracts. There are no material contracts, agreements, franchises, license agreements, debt instruments or other commitments to which the Parent is a party or by which it or any of its assets, products, technology, or properties are bound.

2.10 Material Contract Defaults. The Parent is not in default in any material respect under the terms of any outstanding material contract, agreement, lease, or other commitment.

2.11 Reporting Requirements of the Parent. The Parent is subject to the reporting and filing requirements of the Securities Exchange Act of 1934 ("the Exchange Act") including (1) the periodic reporting requirements and (2) the Proxy Rules set forth thereunder.

       (a) The Parent has filed all reports required to be filed by it with the SEC pursuant to the Exchange Act. The SEC Reports complied, at the time of filing, in all material respects with the applicable requirements of the Exchange Act. None of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded by an SEC Report filed subsequently and prior to the date hereof. Parent has filed with the SEC and delivered to SPO The Company 's annual report on Form 10-K for the year ended December 31, 2003 ("Annual Report") and the quarterly report for the three months ended September 30, 2004. As of Closing, there shall not be any change in the business, assets, liabilities, financial condition, results of operations or prospects of the Parent from the Annual Report and the Quarterly report which would have a Material Adverse Effect on the Parent.

       (b) The financial statements of the Parent made part of the SEC Reports have been prepared in accordance with US generally accepted accounting principles. All financial statements made part of the SEC Reports present fairly the consolidated financial position of the Parent as of their respective dates and the consolidated results of its operations and its cash flows for the periods presented therein subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been and are not expected to be material in amount.

2.12 Due Diligence. Parent understand that the only representations being made to it under this Agreement are those expressly set forth in Article III and that in entering into and consummating the Transaction they have relied only on such written representations of Sub made herein and are taking the Sub Common Stock being transferred to them in the Transaction on an "as-is" basis. Parent further acknowledge that Sub shall not be responsible for the truth and accuracy of any other information which Parent have obtained or may hereafter obtain in the course of any due diligence investigations that Parent may have independently conducted.

      Except as set forth above, Parent is making no representations or warranties to Sub or the Shareholders of any kind or nature.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF SUB AND THE SHAREHOLDERS

      Except as otherwise indicated in the Schedules (which Schedules shall be arranged in paragraphs corresponding to the numbered and letter paragraphs contained herein and which have previously been provided to Parent) annexed hereto, Sub and the Shareholders, jointly and severally (except as otherwise noted), represent and warrant to Parent as follows:

3.1 Organization and Qualification. Sub is a corporation duly organized, validly existing and in good standing under the laws of Israel and has the requisite corporate power and authority to carry on its business as it is now being conducted. Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification as a foreign corporation in that jurisdiction is required by law.

3.2 Due Authorization. This Agreement has been duly and validly executed and delivered by Sub and its Shareholders and constitutes a valid and binding Agreement enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to or affecting creditors generally. Sub has all requisite corporate power and authority to enter into this Agreement and to carry out the Transaction contemplated hereby, and its doing so has been duly and sufficiently authorized by all necessary corporate or other action of Sub or any of the Shareholders.

3.3 Capitalization. Sub is authorized by its Certificate of Incorporation to issue:

30 million shares of NIS 1 par value per share ordinary shares of which 3,119,054 (at the time of Closing) are duly and validly issued and outstanding, fully paid, and non-assessable and there exists an option with one party to acquire 90,978 shares of the Sub for a price of NIS 0.01 per share (the "Option").

Other than as set forth above, Sub does not have any authority to issue any other capital stock or other security. There are no outstanding options, contracts, commitments, warrants, preemptive rights, agreements or any rights of any character affecting or relating in any manner to the issuance of any Sub capital stock or other securities or entitling any person or entity to acquire Sub capital stock or other securities of Sub, and no authorization therefore has been given. There are no outstanding contractual or other rights or obligations to or of Sub, any Shareholder or any other Person to repurchase redeem or otherwise acquire any outstanding shares or other equity interest of Sub or restricting the ability to vote or transfer such shares or other equity interest.

3.4 Sub Stock Ownership. The Sub Common Stock consists of an aggregate of 30 million shares of NIS 1 par value per share common stock, all of which (excluding the Option) is owned, beneficially and of record, by the Shareholders in the respective amounts set forth on the Signature pages to this Agreement. The representations hereafter made in this section 3.4 are made individually by each Shareholder only: Each of the Shareholders has good, absolute, and marketable title to such Shareholder's Sub Common Stock. The Shareholders have the complete and unrestricted right, power and authority to sell, transfer and assign their Sub Common Stock pursuant to this Agreement. The delivery of the Sub Common Stock to Parent as herein contemplated will vest in Parent good, absolute and marketable title to all of the issued and outstanding shares of the Sub Common Stock, free and clear of all liens, claims, encumbrances, and restrictions of every kind, except those restrictions imposed by applicable securities laws.

3.6 Absence of Breach; No Consents. The execution, delivery, and performance of this Agreement, and the performance by Sub and the Shareholders of their obligations hereunder, do not nor will with the giving of notice or passage of time or both:

      3.6.1 conflict with or result in a breach of any of the provisions of Sub's Articles of Association;

      3.6.2 contravene any law, ordinance, rule, or regulation of any State or Commonwealth or political subdivision of either or of the United States, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds, Sub or any of its Shareholders or any of its or their material properties, except in any such case where such contravention will not have a Material Adverse Effect;

      3.6.3 except as set forth in Schedule 3.6, conflict with, result in termination of, contravene, constitute a default under, give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, result in the creation of any lien or loss of any rights, or result in a material breach of or default under any material indenture, loan, credit agreement, mortgage, deed of trust, note, bond, franchise, lease, contract or any other agreement or instrument binding upon Sub, or to which the property or business of Sub is subject; or

      3.6.4 except as set forth in the Schedule 3.6, require the authorization, consent, approval, or license of, or the submission of any notice, report or other filing with, any third party, including any governmental agency.

3.7 Investment Representations.

      3.7.1 Acquisition for Own Account. The Consideration to be received by the Shareholders hereunder, will be acquired for investment for each such Shareholder's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof, and each Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.

      3.7.2 Each Shareholder is either an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the 1933 Act or has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of taking and holding the Consideration such Shareholder shall receive hereunder.

      3.7.3 Restricted Securities. The Shareholders understand the Consideration is characterized as "restricted securities" under the 1933 Act inasmuch as it is being acquired from Parent in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, the Shareholders represent that they are familiar with Rule 144 promulgated under the 1933 Act, and understand the resale limitations imposed thereby and by the 1933 Act.

      3.7.4 Legend. The Shareholders understand that the certificates representing Consideration, when delivered to the Shareholders, may have appropriate orders restricting transfer placed against them on the records of the transfer agent for such securities, and may have placed upon them the following, or similar legend:

      THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THE TRANSFEROR FIRST SATISFIES THE ISSUER THAT THE PROPOSED TRANSFER, IN THE MANNER PROPOSED, DOES NOT VIOLATE THE REGISTRATION REQUIREMENTS OF SAID ACT.

Each Shareholder agrees not to attempt any transfer of any such securities without first complying with the substance of said legend, and agrees that an opinion of counsel, a no-action letter of the SEC, or equivalent evidence may be required for removal of the legend.

      3.7.5 Additional Representations. Each Shareholder acknowledges that the Consideration has not been registered under the 1933 Act and that such securities may not be resold unless it is subsequently registered or an exemption form such registration is available. In addition, each Shareholder acknowledges that (a) such Shareholder has been granted the opportunity to ask questions of, and receive answers from, representatives of Parent concerning Parent and the terms and conditions of the acquisition of the Consideration and to obtain any additional information such Shareholder deems necessary; (b) such Shareholder's knowledge and experience in financial business matters is such that such Shareholder is capable of evaluating the merits and risks of the investment in the Consideration; and (c) such Shareholder has carefully reviewed the terms and provisions of this Agreement and has evaluated the restrictions and obligations contained herein.

3.8 Disclosure. To the best of Sub's and the Shareholders' knowledge, no representation, warranty or statement by them in this Agreement, or in any exhibit, schedule, statement or certificate furnished to Parent pursuant to this Agreement, when read as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

3.9 Articles of Incorporation; Bylaws; Minute Books. True and complete copies of the Articles of Association and Certificate of Incorporation (or comparable organizational documents) of Sub, as amended to and including the date hereof, have been delivered to Parent. Sub is not in violation of any provision of its Articles of Association and Certificate of Incorporation (or comparable organizational documents). Sub's minute books, stock books and stock transfer records, true and complete copies of which have been delivered to Parent, contain true and complete records of all issuances and transfers of capital stock of Sub, and contain a materially complete summary of all meetings, consents, proceedings and other formal actions of directors and stockholders since February 1998.


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

3.10  Taxes.

      3.10.1 Since 1998, Sub and its Subsidiaries have filed all Tax Returns, as defined below, which they are required to file under all applicable laws; all such Tax Returns are true and accurate and have been prepared in compliance with all applicable laws; each of Sub and each of its Subsidiaries has paid all Taxes, as defined below, due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authorities all Taxes which it is required to withhold from amounts paid or owing by it to any employee, stockholder, creditor or other third party.

      3.10.2 No claim has been made by a taxing authority in a jurisdiction where neither Sub nor any Subsidiary does not file Tax Returns that such corporation is or may be subject to taxation by the jurisdiction. There are no foreign, federal, state or local tax audits or administrative or judicial proceedings pending or being conducted with respect to Taxes of Sub or any of its Subsidiaries; no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority. To the best of Sub's knowledge, there are no material unresolved questions or claims concerning the Tax liability of Sub or any of its Subsidiaries.

      3.10.3 Sub has not (a) waived any statute of limitations; (b) agreed to any extension of the period for assessment or collection; or (c) executed or filed any power of attorney with respect to any Taxes, which waiver, agreement or power of attorney is currently in force.

3.11 Litigation.

      3.11.1 To the best of the knowledge of Sub, no investigation or review by any governmental entity with respect to Sub or any of its Subsidiaries is pending or threatened, nor has any governmental entity indicated to Parent an intention to conduct the same, and

      3.11.2 there is no action, suit, or proceeding pending or, to the best knowledge of Parent, threatened against or affecting Sub or its Subsidiaries at law or in equity, or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality.

3.12 Employees. There are no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements, trusts, funds, or arrangements maintained by Sub or any Subsidiary of Sub for the benefit of its directors, officers, or employees, and there are no employment, consulting, severance, or indemnification arrangements, agreements or understandings between Sub or any of its Subsidiaries, on the one hand, and any current or former directors, officers, or other employees (or Affiliates thereof) of Sub or any of its Subsidiaries, on the other hand. Sub is not, and following the Closing will not be, bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age.

3.14 Labor Matters. There are no activities or controversies, including, without limitation, any labor organizing activities, election petitions or proceedings, proceedings preparatory thereto, unfair labor practice complaints, labor strikes or disputes pending or, to the best of the knowledge of Sub, threatened, between Sub or any of its Subsidiaries and any of its or their employees.

3.15 Due Diligence. Sub and the Shareholders understand that the only representations being made to them under this Agreement are those expressly set forth in Article II and that in entering into and consummating the Transaction they have relied only on such written representations of Parent made herein and are taking the Parent Common Stock being issued to them in the Transaction on an "as-is" basis. Sub and the Shareholders further acknowledge that Parent shall not be responsible for the truth and accuracy of any other information which Sub or the Shareholders have obtained or may hereafter obtain in the course of any due diligence investigations that Sub or the Shareholders may have independently conducted. Without limiting the generality of the foregoing, the Sub also had the opportunity to obtain and to review the Parent's filings on EDGAR listed on
Schedule 3.15 (collectively, the "Company's SEC Documents").

                                   ARTICLE IV

                               PARENT'S COVENANTS

4.1 Affirmative Covenants. Subject to the terms and conditions hereunder, from the date hereof through the Closing Date, Parent shall use its reasonable efforts to take every action reasonably required in order to satisfy the conditions to closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of Sub and the Shareholders in this Agreement are and remain true and accurate and that the covenants and agreements of Sub and the Shareholders in this Agreement are honored.

4.2 Access and Information. Parent shall afford to Sub and the Shareholders, and their accountants, counsel and other representatives, reasonable access during normal business hours throughout the period prior to the Closing to all of Parent's properties, books, contracts, commitments, records (including, but not limited to, tax returns), and personnel.

4.3 Cooperation. Parent will use its reasonable efforts to cooperate with Sub and its Shareholders and their counsel, accountants and agents in carrying out the transactions contemplated by this Agreement and in delivering all documents and instruments deemed reasonably necessary or useful by Sub or its Shareholders. Without limiting the generality of the foregoing, Parent and its authorized representatives agree to cooperate fully with Sub or its Shareholders and to execute and deliver or cause to be executed and delivered at all reasonable times and places such additional instruments and documents as Sub or its Shareholders may reasonably request for purposes of carrying out the intent and purpose of this Agreement, including without limitation, in connection with the preparation and filing of any filings required under any Federal, state, county, local or municipal law relating to the Transaction contemplated herein.

4.4 Expenses. Whether or not the Transaction is consummated, all costs and expenses incurred by Parent in connection with this Agreement and the Transaction contemplated hereby, including, without limitation, all fees and disbursements of counsel and auditors in connection with the preparation and filing of all SEC Documents, all past due fees and disbursements of the Parent's transfer agent, all fees of Vintage Filings in connection with the filing of SEC Documents, all fees and disbursements of counsel to the Parent in connection with the preparation, negotiation and consummation of this Agreement and related agreements and fees and expenses of LeAnn DeRita in connection with the preparation and filing of the SEC Documents, shall be paid by Sub.

4.5 Updating of Exhibits and Disclosure Documents. Parent shall notify Sub of any changes, additions or events which may cause any change in or addition to any Schedules delivered by it under this Agreement, promptly after the occurrence of the same and at the Closing by the delivery of updates of all Schedules. No notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless Sub and the Shareholders specifically agree thereto in writing. Nor shall any such notification be considered to constitute or give rise to a waiver by Sub or the Shareholders of any condition set forth in this Agreement.

                                    ARTICLE V

                      COVENANTS OF SUB AND THE SHAREHOLDERS

5.1 Affirmative Covenants. From the date hereof through the Closing Date, Sub and the Shareholders will take every action reasonably required of it to satisfy the conditions to closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of Parent in this Agreement are and remain true and accurate and that the covenants and agreements of Parent in this Agreement are honored.

5.2 Access and Information. Sub and the Shareholders shall afford to Parent and to Parent's accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of Sub's properties, books, contracts, commitments, records (including, but not limited to, tax returns), and personnel.

5.3 Cooperation. Sub and its Shareholders will cooperate with Parent and its counsel, accountants and agents in every way in carrying out the transactions contemplated by this Agreement and in delivering all documents and instruments deemed reasonably necessary or useful by Parent. Without limiting the generality of the foregoing, Sub and its Shareholders agree to cooperate fully with Parent and its authorized representatives and to execute and deliver or cause to be executed and delivered at all reasonable times and places such additional instruments and documents as Parent may reasonably request for purposes of carrying out the intent and purpose of this Agreement, including without limitation, in connection with the preparation and filing of any filings required under any Federal, state, county, local or municipal law relating to the Transaction contemplated herein.

5.4 Expenses. Except as set forth herein, whether or not the Transaction is consummated, all costs and expenses incurred by Sub and the Shareholders in connection with this Agreement and the Transaction shall be paid by them.

5.5 Updating of Exhibits and Disclosure Documents. Sub or the Shareholders shall notify Parent of any changes, additions, or events which may cause any change in or addition to any Schedules delivered by them under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to Parent. No such notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless Parent specifically agree thereto in writing. Nor shall any such notification be considered to constitute or give rise to a waiver by Parent of any condition set forth in this Agreement.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

6.1 Conditions to Obligation of Sub and the Shareholders. The obligation of Sub and the Shareholders to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Sub and the Shareholders shall waive such fulfillment:

      6.1.1 This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required to consummate the Transaction;

      6.1.2 There shall not be in effect a preliminary or permanent injunction or other order by any federal or state court which prohibits the consummation of the Transaction;

      6.1.3 Parent shall have performed in all material respects each of its agreements and obligations contained in this Agreement and required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the Transaction;

      6.1.4 The representations and warranties of Parent set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as, in the reasonable judgment of Sub and the Shareholders, do not materially and adversely affect the business or condition (financial or otherwise) of Parent, as of the Closing Time as if made as of such time; and

      6.1.5 Sub and the Shareholders shall have received, on and as of the Closing Date, such closing documents and instruments Sub and the Shareholders shall reasonably request, in each case reasonably satisfactory in form and substance to Sub and the Shareholders' and their counsel.

      6.1.6 Feigenbaum and David Sterling shall provide to Sub and the Shareholders, on and as of the Closing Date, a waiver of all claims against Parent including any debt owed to them, in form satisfactory to the parties. Such waiver shall not include a waiver of any rights under this Agreement or the documents and agreements delivered to Parent and Feigenbaum and David Sterling in connection with this Agreement.

6.2 Conditions to Obligation of Parent. The obligation of Parent to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless the Parent shall waive such fulfillment:

      6.2.1 This Agreement and the Transaction shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, lessors, and stockholders) required by law to consummate the Transaction;

      6.2.2 There shall not be in effect a preliminary  or permanent  injunction
or  other  order  by  any  federal  or  state   authority  which  prohibits  the
consummation of the Transaction.

      6.2.3 Sub and the Shareholders shall have performed in all material respects their agreements and obligations contained in this Agreement required to be performed on or prior to the Closing;

      6.2.4 No material adverse change shall, in the reasonable judgment of Parent, have taken place in the business or condition (financial or otherwise) of Sub, other than those that result from the changes permitted by, and transactions contemplated by, this Agreement;

      6.2.5 The representations and warranties of Sub and the Shareholders set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as, in the reasonable judgment of Parent, do not materially and adversely affect the business or condition (financial or otherwise) of Sub, as of the Closing Date as if made as of such time;

      6.2.6 Parent shall have received, on and as of the Closing Date, such closing documents and instruments as Parent shall reasonably request, in each case reasonably satisfactory in form and substance to Parent and its counsel; and

      6.2.7 Parent shall have received, free and clear of all liens, pledges or encumbrances, all of the issued and outstanding shares of the capital stock of Sub.

      6.2.8  All of the bills to Parent  of the  vendors  set forth on  Schedule
6.2.8 shall have been paid in full.

      6.2.9 At Closing Parent shall receive financing in an amount not less than $200,000 and Parent shall have (a) entered into a Consulting Agreement with Feigenbaum in the form set forth as Exhibit A attached hereto (the "Consulting Agreement"), (b) paid to Feigenbaum the entire $100,000 consulting fee payable to Marvin Feigenbaum pursuant to the first sentence of Section 4 of the Consulting Agreement and (c) obtained and have in full force and effect, the officers and directors errors and omissions liability policy covering officers and directors of the Parent required under Section 4(a) of the Consulting Agreement.


                                   ARTICLE VII

                         TERMINATION, AMENDMENT, WAIVER

7.1 Termination. This Agreement and the Transaction may be terminated at any time prior to the Closing, whether before or after any approval by stockholders:

      7.1.1       By mutual consent of the Parent, Sub and the Shareholders;

      7.1.2 By Sub and the Shareholders, upon written notice to Parent, if the conditions set forth in Section 6.1 were not, or cannot reasonably be, satisfied on or before April 30, 2005 unless the failure of any such condition is the result of the material breach of this Agreement by Sub or the Shareholders;

      7.1.3 By Parent, upon written notice to Sub and the Shareholders, if the conditions set forth in Section 6.2 were not, or cannot reasonably be, satisfied on or before April 30, 2005 unless the failure of any such condition is the result of the material breach of this Agreement by Parent;

      7.1.4 By Sub and the Shareholders, if there was a material breach in any representation, warranty, covenant, agreement or obligation of Parent hereunder and such breach (provided it is curable and Parent promptly commences its effort to cure) shall not have been remedied on or before April 30, 2005; or

      7.1.5 By Parent, if there was a material breach in any representation, warranty, covenant, agreement or obligation of Sub or a Shareholder hereunder and such breach (provided it is curable and Sub and the Shareholders promptly commences its effort to cure) shall not have been remedied on or before April 30, 2005.

      7.1.6 Effect of Termination. If this Agreement is terminated pursuant to this Section 7.1, such termination shall be without liability of any Party, or any shareholder, member, partner, director, officer, employee, agent, consultant or representative of such Party, to any other Parties to this Agreement.

7.2 Amendment. This Agreement may be amended in a writing signed by the Parties hereto at any time, but after the Transaction has been approved by the stockholders of Parent, no amendment shall be made which materially and adversely affects the rights of Parent or its stockholders without the further approval of such stockholders.

7.3 Waiver. At any time prior to the Closing Date, any Party, and in the case of Parent or Sub by action taken by their respective Boards of Directors, may:

      7.3.1 extend the time for the performance of any of the obligations or other acts of the other Parties hereto;

      7.3.2 waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto; or

      7.3.3 waive compliance by the other Parties with any of the agreements or conditions contained herein.

Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

8.1 Arbitration. In the event that there shall be a dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the Transaction, any document referred to herein or related to the subject matter hereof, the Parties agrees that such dispute shall be submitted to binding arbitration in New York City, under the auspices of, and pursuant to the rules of, the American Arbitration Association as then in effect, or such other procedures as the Parties may agree to at the time, before a tribunal of three arbitrators, one of which shall be selected by each of the Parties to the dispute and the third of which shall be selected by the two arbitrators so selected. Any award issued as a result of such arbitration shall be final and binding between the Parties, and shall be enforceable by any court having jurisdiction over the Party against whom enforcement is sought.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed, mailed by registered or certified mail (return receipt requested) or delivered by independent next business day delivery service to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice given at least five (5) business days prior thereto:

If to Parent:

124 West 60th Street, Apt 33L
New York, New York 10023

With a copy to:

Darren Ofsink, Esq.
Guzov Ofsink Flink, 14th Floor
New York, New York  10022

Facsimile: 212-688-7273

If to Sub:

3 Gavish St, Kfar Saba
Israel
Att: Michel Braunold
Facsimile: 972-9-764-4851


With a copy to:
Aboudi & Brounstein, Law Offices
3 Gavish St. Kfar Saba
Israel
Facsimile: 972-9-764-4834

If to any Shareholder, to the address set forth for such Shareholder on the Signature Pages to this Agreement.

Any such notice or communication shall be deemed to have been given (a) if by personal delivery, on the day after such delivery; (b) if by certified or registered mail, on the tenth day after the mailing thereof; (c) if by next-day or overnight deliver, on the day delivered; or (d) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.

8.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4   Miscellaneous. This Agreement:

      8.4.1 constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof, except as specifically provided otherwise or referred to herein, so that no such external or separate agreements relating to the subject matter of this Agreement shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the Parties after the date hereof;

      8.4.2 is not intended to confer upon any other person, other than to the Parties hereto and their respective heirs, successors and permitted assigns, any rights or remedies hereunder;

      8.4.3 shall not be assigned by operation of law or otherwise;

      8.4.4   shall  be   governed   in  all   respects,   including   validity,
interpretation and effect, by the internal laws of the State of New York, without regard to the principles of conflict of laws; and

      8.4.5 shall be binding  upon and shall inure to the benefit of the Parties
hereto   and   their   respective   successors,   assigns,   heirs   and   legal
representatives;

8.5 Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile, which together shall constitute a single agreement.

8.6 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such provision shall be valid and enforceable to the fullest extent permitted by law and such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.

8.7 Survival. All representations and warranties of each of the parties shall survive the transactions contemplated herein and shall remain operative and in full force and effect, regardless of any investigations at any time made by or on behalf of any party hereto, for a period of one (1) year after the Closing Date.

      IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be signed on the date first written above by their respective officers thereunto duly authorized.


UNITED DIAGNOSTIC, INC.       SPO MEDICAL EQUIPMENT LTD.


By: /s/ Marvin Feigenbaum                 By: /s/ Michael Braunold
    ---------------------                     --------------------


Marvin Feigenbaum                         Michael Braunold
Chief Executive Officer                   Chief Executive Officer

                         Signature Page for Shareholders

------------------------------- ---------------------------- ---------------------------- ----------------------------
Name of Shareholder             Address                      Number of Shares of Sub      Number of Shares of Parent
                                                             Common Stock Being           Common
                                                             Exchanged By Shareholder     Stock To Be Issued to
                                                                                          Shareholder In Exchange
                                                                                          for Sub Common Stock
------------------------------- ---------------------------- ---------------------------- ----------------------------
Western Negev Initiative        P.O.B. 573, Neve Dekalim     176,846                      327,100
Centre                          Ind. Area, D.N. Hof Azza,
                                Israel 79779
/s/ Dov Henoch
------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
                                D.N. Hof Azza, Israel        758,055                      1,402,124
/s/ Israel Sarussi              79792
------------------------
Israel Sarussi

------------------------------- ---------------------------- ---------------------------- ----------------------------
                                D.N. Hof Azza, Israel        63,300                       117,082
/s/ Dov Henoch                  79792
------------------------
Dov Henoch

------------------------------- ---------------------------- ---------------------------- ----------------------------
Brounstein - Aboudi Adv.        3 Hagavish St., Kfar Saba,   151,620                      280,441
Trustees                        Israel 44641

/s/ Gerald Brounstein
------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
TRBMS Investments Inc.          3535 Bathurst St., 2nd       137,500                      254,325
                                floor, North York,
/s/                             Ontario, Canada
------------------------        M6A 2C7

------------------------------- ---------------------------- ---------------------------- ----------------------------
Concinnity Corporation          21 Dundas Square             135,000                      249,700
                                Ste. 711, Toronto,
/s/ M. Kaiser                   Ontario, Canada
------------------------        M5B 1B8

------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
Name of Shareholder             Address                      Number of Shares of Sub      Number of Shares of Parent
                                                             Common Stock Being           Common
                                                             Exchanged By Shareholder     Stock To Be Issued to
                                                                                          Shareholder In Exchange
                                                                                          for Sub Common Stock
------------------------------- ---------------------------- ---------------------------- ----------------------------
933745 Ontario Inc.             41 Sultana Ave.              138,000                      255,249
                                Toronto, Ont., Canada
/s/                             M6A 1T2
------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
732498 Ontario Inc.             530 Wilson Ave., 4th         138,000                      255,249
                                floor, Downsview, Ontario,
/s/ S. Jacobs                   Canada
------------------------        M3H 5Y9

------------------------------- ---------------------------- ---------------------------- ----------------------------
                                517 Jarvis Ave., Far         135,070                      249,830
/s/ Seth Rosenblatt Seth        Rockaway, NY, USA
Rosenblatt
------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
                                703 Carlyle St., Woodmere,   135,500                      250,625
/s/ Aaron Fischman              NY, USA
------------------------
Aaron Fischman

------------------------------- ---------------------------- ---------------------------- ----------------------------
Ephod Management Group          445 Central Av. A2R          135,000                      249,700
                                Cedarhurst, NY, USA
/s/ Seth Rosenblatt             11516-2001
------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
Choshen Israel Group            445 Central Ave.             137,000                      253,400
                                Cedarhurst, NY, USA
/s/Aaron Fischman               11516
------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
                                533 Hicksville Rd., Far      123,500                      228,430
/s/ Shelly Freedman             Rockaway, NY, USA
------------------------
Shelly Freedman

------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
Name of Shareholder             Address                      Number of Shares of Sub      Number of Shares of Parent
                                                             Common Stock Being           Common
                                                             Exchanged By Shareholder     Stock To Be Issued to
                                                                                          Shareholder In Exchange
                                                                                          for Sub Common Stock
------------------------------- ---------------------------- ---------------------------- ----------------------------
Directives International Inc.   230 Fifth Ave.,              137,500                      254,325
                                9th floor
/s/ Morris Abboudi              New York, NY
------------------------        USA 10001

------------------------------- ---------------------------- ---------------------------- ----------------------------
Jorlee Holdings Ltd.            21 Dundas Square             146,575                      271,110
                                Ste. 700
/s/Sheldon Barris               Toronto, Ont.
------------------------        Canada M5B 1B8

------------------------------- ---------------------------- ---------------------------- ----------------------------
/s/ Jeff Dorfman                16 Ambassador Place,         146,575                      271,110
------------------------        Toronto, Ontario, Canada
Jeff Dorfman

------------------------------- ---------------------------- ---------------------------- ----------------------------
/s/ Larry Katz                  626 EAB Plaza, Uniondale,    146,576                      271,112
------------------------        NY, USA
Larry Katz

------------------------------- ---------------------------- ---------------------------- ----------------------------
711129 Ontario Ltd.             124 Dufferin St.             25,000                       46,241
                                Hamilton, Ont. Canada
/s/ Ira Jacobs                  L8S 3N6
------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
Tower Capital Corp              140 Cidermill Ave.,          31,134                       57,586
                                Concord, Ont. Canada L4K
/s/ Josh Frankel                4K5
------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
Double D Venture Fund L.P.      1 New York Plaza             121,303                      224,366
                                NY NY
/s/ Philip Braginsky
------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
Total                                                        3,119,054*                   5,769,106**
------------------------------- ---------------------------- ---------------------------- ----------------------------

      *     Excludes   90,978   options  which  Israel   Sarrusi  holds  in  Sub
            ("Option").

      ** Excludes168,275 fully vested penny options to be issued to Israel Sarrusi forthwith subsequent to Closing in exchange for Option.

                                       Annex A

"1933 Act" means the Securities Act of 1933, as amended, as of the Closing Date.

"Affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this Agreement, each of the Shareholders and each member of each Shareholder's immediate family shall be deemed to be an Affiliate of Sub.

"Closing" is defined in Section 1.2.

"Closing Date" is defined in Section 1.5.

"Closing Time" is defined in Section 1.5.

"Code" means the Internal Revenue Code of 1986, as amended, and related rules and regulations thereunder.

"Common Stock" is defined in the recitals to this Agreement.

"Consideration" is defined in Section 1.3.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

 "GAAP" means United States generally accepted accounting principles

 "IRS" means the Internal Revenue Service.

"Liabilities" means obligations, whether known or unknown, contingent or absolute, recorded on its books or not, arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior point in time, or resulted from the passage of time.

"Material Adverse Effect" or "Material Adverse Change" means with respect to any Person, any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (a) the business, financial condition or results of operations of such Person and its Subsidiaries taken as a whole; or
(b) the ability of such entity to consummate the Transaction contemplated by this Agreement.

"Pension Plan" shall mean a pension plan or employee pension benefit plan, as defined in Section 3(2) of ERISA and regulations adopted under ERISA or such other law, modifying, amending, interpreting, or otherwise affecting the application of such provision, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in the Transaction and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.

"Person"  means  an  individual,   corporation,   limited   liability   company,
partnership, association, trust, unincorporated organization, other entity or group.

"Plans" is defined in Section 3.13.1.

"Related Persons" is defined in Section3.13.1.

 "SEC" means the Securities and Exchange Commission.

"Shareholders" is defined in the recitals to this Agreement.

"Sub Common Stock" is defined in the recitals to this Agreement.

"Sub Preferred Stock" is defined in the recitals to this Agreement.

"Sub Stock" is defined in the recitals to this Agreement.

"Subsidiary" means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

"Tax" or "Taxes" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax and interest attributable thereto) whether disputed or not.

"Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

"Transaction" is defined in Section 1.1.

"Welfare Plan" means a welfare plan or an employee welfare benefit plan as defined in Section 3(1) of ERISA and regulations adopted under ERISA or such other law, modifying, amending, interpreting, or otherwise affecting the application of such provision, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in the Transaction and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.



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